Exhibit 16.1

September 30, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for United PanAm Financial Corp. and, under the date of March 11, 2004, except as to Note 2 of the Notes to Consolidated Financial Statements, which is as of September 3, 2004, we reported on the restated consolidated financial statements of United PanAm Financial Corp. as of and for the years ended December 31, 2003 and 2002. On September 24, 2004, we resigned as principal accountants. We have read United PanAm Financial Corp.’s statements included under Item 4.01(a)(1) of its Form 8-K dated September 29, 2004, and we agree with the statements contained therein, except that we are not in a position to agree or disagree with United PanAm Financial Corp.’s statements contained in paragraph 4.01(a)(2) regarding the Company’s progress in appointing new principal accountants, paragraph 4.01(a)(1)(iii), and those paragraphs entitled “Corrective Actions in Connection with Processes for Determining Loan Loss Allowances,” and “Corrective Actions in Connection with Resources in Financial Reporting and Accounting Functions” which appear at paragraph 4.01(a)(1)(v).

Very truly yours,

/s/ KPMG LLP